EXHIBIT 99.4

Up to 17,000,000 Shares of Common Stock of

Central Federal Corporation

Issuable Upon the Exercise of Subscription Rights at $1.50 per Share

[NEW RECORD DATE], 2012

To Our Clients:

We are sending this letter to you because we hold shares of common stock of Central Federal Corporation for you. CFC has commenced an offering of shares of common stock pursuant to the exercise of subscription rights distributed, at no charge, to all holders of record of shares of CFC common stock, par value $0.01 per share, at 5:00 p.m., Eastern Time, on [NEW RECORD DATE], 2012. The subscription rights are described in the enclosed prospectus and evidenced by a rights certificate registered in your name or in the name of your nominee.

Summary of the Terms of the Rights Offering

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You will receive one subscription right for each share of CFC common stock you owned as of record at the close of business on [NEW RECORD DATE], 2012. Each subscription right entitles you to a basic subscription privilege and an over-subscription privilege.

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The basic subscription privilege of each subscription right gives you the opportunity to purchase 20.5901 shares of CFC common stock at a subscription price of $1.50 per share. Fractional shares of CFC common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of CFC common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase 2,059 shares of CFC common stock for $1.50 per share.

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In the event that you purchase all of the shares of CFC common stock available to you pursuant to your basic subscription privilege, you may also choose to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of any shares of CFC common stock that are not purchased by other shareholders of CFC through the exercise of their basic subscription privileges.

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The rights offering expires at 5:00 p.m., Eastern Time, on [SUBSCRIPTION EXPIRATION DATE], 2012. CFC may extend the rights offering without notice to you until [SUBSCRIPTION EXPIRATION DATE + 28 DAYS], 2012. If you do not exercise your subscription rights before that time, they will expire and will not be exercisable for shares of CFC common stock.

•	Once you elect to exercise your subscription rights, you cannot change your mind and revoke your election.

We are (or our nominee is) the holder of record of CFC common stock held by us for your account. We can exercise your subscription rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the subscription rights relating to the CFC common stock we hold on your behalf, upon the terms and conditions set forth in the prospectus.

We have enclosed your copy of the following documents:

1.	The Prospectus; and

2.	The Beneficial Owner Election Form.

The materials enclosed are being forwarded to you as the beneficial owner of CFC common stock carried by us in your account but not registered in your name. Exercises of subscription rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of CFC common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the prospectus. However, we urge you to read the prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering.

If you wish to have us, on your behalf, exercise the subscription rights for any shares of CFC common stock to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included with this letter.

The Subscription Rights Are Exercisable Until 5:00 P.M. Eastern Time

On [SUBSCRIPTION EXPIRATION DATE], 2012 Unless Extended.

Questions?

Please call ParaCap Group, LLC, the Information Agent. The Information Agent can be reached toll-free, at (866) 719-5037, Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time.